                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                               SCHEDULE 13G
                              (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
          RULE 13d-2(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. 8)<F1>

     OLD KENT FINANCIAL CORPORATION
------------------------------------------------------------------
                             (Name of Issuer)

     COMMON STOCK
------------------------------------------------------------------
                      (Title of Class of Securities)

     679833103
------------------------------------------------------------------
                              (CUSIP Number)

     DECEMBER 31, 1998
------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

[FN]
<F1> The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                             Page 1 of 7 pages

-------------------------                            -------------------------
CUSIP NO. 679833103             13 G                  PAGE 2 OF 7 PAGES
-------------------------                            -------------------------

------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     OLD KENT FINANCIAL CORPORATION
     38-1986608
------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>
     (a)  [X]
     (b)  [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY
------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     MICHIGAN
------------------------------------------------------------------------------
NUMBER OF SHARES         5.   SOLE VOTING POWER                     5,643,373
                         -----------------------------------------------------
BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER                   3,553,011
                         -----------------------------------------------------
EACH REPORTING           7.   SOLE DISPOSITIVE POWER                3,126,026
                         -----------------------------------------------------
PERSON WITH              8.   SHARED DISPOSITIVE POWER              5,928,694
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                                       9,450,885
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES<F*>                                                    [ ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   9.04%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON<F*>                                   HC
------------------------------------------------------------------------------

-------------------------                            -------------------------
CUSIP NO. 679833103             13 G                  PAGE 3 OF 7 PAGES
-------------------------                            -------------------------

------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     OLD KENT BANK
     38-0892650
------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F*>
     (a)  [X]
     (b)  [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY
------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     MICHIGAN
------------------------------------------------------------------------------
NUMBER OF SHARES         5.   SOLE VOTING POWER                     5,643,373
                         -----------------------------------------------------
BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER                   3,553,011
                         -----------------------------------------------------
EACH REPORTING           7.   SOLE DISPOSITIVE POWER                3,126,026
                         -----------------------------------------------------
PERSON WITH              8.   SHARED DISPOSITIVE POWER              5,928,694
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                                       9,450,885
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES<F*>                                                    [ ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   9.04%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON<F*>                                   BK
------------------------------------------------------------------------------

Securities and Exchange Commission
Schedule 13G
Page 4 of 7 pages

ITEM 1(a).   NAME OF ISSUER:

             Old Kent Financial Corporation

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             One Vandenberg Center
             Grand Rapids, Michigan  49503

ITEM 2(a).   NAME OF PERSON FILING:

             Old Kent Financial Corporation

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             One Vandenberg Center
             Grand Rapids, Michigan 49503

ITEM 2(c).   CITIZENSHIP:

             Michigan

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock

ITEM 2(e).   CUSIP NUMBER:

             679833103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under Section 15 of the Act;

             (b) [X] Bank as defined in Section 3(a)(6) of the Act;

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                     Act;

             (d) [ ] Investment company registered under Section 8 of the
                     Investment Company Act;

             (e) [ ] Investment adviser in accordance with Rule 13d-
                     1(b)(1)(ii)(E);

             (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h) [ ] Savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

             (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check this
              box:   [ ]

Securities and  Exchange Commission
Schedule 13G
Page 5 of 7 pages

ITEM 4.  OWNERSHIP.

         (a) Amount Beneficially Owned:                        9,450,885 shares

         (b) Percent of Class:                                            9.04%

         (c) Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote       5,643,373 shares

           (ii) Shared power to vote or to direct the vote     3,553,011 shares

          (iii) Sole power to dispose or to direct the disposition
                of                                             3,126,026 shares

           (iv) Shared power to dispose or to direct the
                disposition of                                 5,928,694 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         The securities covered by this Schedule are held in trust, agency or custodial capacities by Old Kent Bank. The right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, is held by various trusts, grantors, beneficiaries and other customers, none of whom has such right or power with respect to more than five percent of such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         Old Kent Bank, a Michigan banking corporation. Old Kent Bank is a wholly-owned subsidiary of Old Kent Financial Corporation.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See attached Exhibit 1.





ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATIONS.

         Not Applicable


                               SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    February 12, 1999


                                    /S/ KENNETH C. KREI
                                    Kenneth C. Krei
                                    Executive Vice President, Old Kent Bank
                                    Executed under a Power of Attorney
                                    granted by Old Kent Financial
                                    Corporation on February 13, 1998 (copy
                                    attached as Exhibit 2)